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        Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AVOCENT CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	4991 Corporate Drive Huntsville, Alabama 35805 (256) 430-4000	91-2032368
(State of incorporation)	(Address of principal executive offices)	(I.R.S. Employer Identification Number)

2001 Stock Option Plan of 2C Computing, Inc.
(Full title of the plan)

Samuel F. Saracino, Esq.
Senior Vice President of Legal and Corporate Affairs,
General Counsel and Secretary
Avocent Corporation
9911 Willows Road N.E.
Redmond, Washington 98052
(425) 861-5858
(Name, address, and telephone number of agent for service)

Copy to:
John H. Cooper, Esq.
Sirote & Permutt,
A Professional Corporation
2311 Highland Avenue
Birmingham, AL 35205
205-930-5100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount Maximum to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock ($0.001 par value) of Avocent Corporation issuable under:

2001 Stock Option Plan of 2C Computing, Inc.	152,418 shares	$14.0800(2)	$2,146,045.44(2)	$197.44

TOTAL	152,418 shares		$2,146,045.44	$197.44

(1)
Represents shares of Common Stock issuable upon exercise of stock options granted pursuant to the 2001 Stock Option Plan of 2C Computing, Inc.

(2)
Estimated in accordance with Rule 457(h) promulgated under the Securities Act, solely for the purpose of computing the amount of the registration fee based on the weighted average exercise price of $14.08 per share covering shares subject to outstanding options under the 2001 Stock Option Plan of 2C Computing, Inc.

PART I

        The information required by this Part I, Items 1 and 2, is included in documents that will be sent or given to participants in the 2C Computing, Inc. 2001 Stock Option Plan pursuant to Rule 428(b) and is not being filed with or included in this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        Avocent Corporation ("Avocent") hereby incorporates by reference in this registration statement the following documents which were previously filed with the Securities and Exchange Commission:

  (a)
  Avocent's Annual Report on Form 10-K filed on March 27, 2002.

  (b)
  Avocent's Current Reports on Form 8-K filed August 7, 2002 and August 20, 2002.

  (c)
  Avocent's Quarterly Reports on Form 10-Q filed May 13, 2002 and August 9, 2002.

  (d)
  The description of Avocent's Common Stock contained in its Registration Statement on Form 8-A, filed May 9, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934.

        All documents subsequently filed by Avocent pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

        Article XI of Avocent's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under the Delaware General Corporation law.

        Article VI of Avocent's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permissible under the Delaware General Corporation Law.

        Avocent has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in Avocent's Certificate of Incorporation and Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Avocent pursuant to the foregoing provisions,

Avocent has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of Avocent (incorporated by reference to Exhibit 3.1 of Avocent's Registration Statement on Form S-4, No. 333-33768)
4.2	Bylaws of Avocent (incorporated by reference to Exhibit 3.2 of Avocent's Registration Statement on Form S-4, No. 333-33768)
4.3	2001 Stock Option Plan of 2C Computing, Inc.
4.4	Amendment to the 2001 Stock Option Plan of 2C Computing, Inc.
5.1	Opinion of Sirote & Permutt as to legality of securities being registered
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants for Avocent Corporation
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)

Item 9. Undertakings.

        (a)    Rule 415 offering

        Avocent hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)    Filings incorporating subsequent Exchange Act documents by reference

        Avocent hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Avocent's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    Request for acceleration of effective date or filing of registration statement on Form S-8

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Avocent pursuant to the foregoing provisions, or otherwise, Avocent has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Avocent in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Avocent will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Avocent Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on this 18th day of September, 2002.

AVOCENT CORPORATION

By:	/s/ Samuel F. Saracino Samuel F. Saracino Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel F. Saracino and Douglas E. Pritchett and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen F. Thornton Stephen F. Thornton	Chairman of the Board	September 18, 2002
/s/ John R. Cooper John R. Cooper	President, Chief Executive Officer and Director (Principal Executive Officer)	September 18, 2002
/s/ Doyle C. Weeks Doyle C. Weeks	Executive Vice President of Group Operations and Business Development and Director	September 18, 2002
/s/ Douglas E. Pritchett Douglas E. Pritchett	Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer)	September 18, 2002
/s/ Edward H. Blankenship Edward H. Blankenship	Vice President of Accounting and Chief Accounting Officer (Principal Accounting Officer)	September 18, 2002
/s/ Barry L. Harmon Barry L. Harmon	Director	September 18, 2002
/s/ Edwin L. Harper Edwin L. Harper	Director	September 18, 2002
/s/ William H. McAleer William H. McAleer	Director	September 18, 2002
/s/ David P. Vieau David P. Vieau	Director	September 18, 2002

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PART I
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY